Filed pursuant to Rule 424(b)(3)

Registration No. 333-276466

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated January 19, 2024)

(Interactive Strength Inc.)

Up to 4,284,146 shares of common stock

This prospectus supplement supplements the prospectus dated January 19, 2024 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-276466). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 26, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This Prospectus and this prospectus supplement relate to the offer and sale, from time to time, of up to 4,284,146 shares of the common stock, par value $0.0001 per share (the “common stock”), of Interactive Strength Inc. d/b/a Forme (the “Company,” “Forme,” “we,” or “us”) by the selling stockholder, Tumim Stone Capital, LLC (“Tumim” or the “selling stockholder”), or its permitted transferees or other successors-in-interest. The shares being offered by the selling stockholder may be issued pursuant to the common stock purchase agreement dated December 12, 2023 that we entered into with the selling stockholder (the “Equity Line Purchase Agreement”). See “The Equity Line Transaction” in the Prospectus for a description of the Equity Line Purchase Agreement and “Selling Stockholder” in the Prospectus for additional information regarding Tumim.

The selling stockholder, or its permitted transferees or other successors-in-interest, may offer and sell the shares of common stock described in the Prospectus from time to time in a number of different ways and at varying prices, including through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We provide additional information about how the selling stockholder may sell the shares in“Plan of Distribution” on page 187 of the Prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. The selling stockholder will pay or assume discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar expenses, if any, incurred for the sale of the shares. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution” in the Prospectus. References to the “selling stockholder” in the Prospectus shall also refer to any permitted transferees or other successors-in-interest to the selling stockholder.

We are not offering any shares of our common stock for sale under the Prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder. We are registering the offer and resale of the shares to satisfy contractual obligations owed by us to the selling stockholder pursuant to the Equity Line Purchase Agreement and documents ancillary thereto. Our registration of the shares covered by the Prospectus does not mean that the selling stockholder will offer or sell any of the shares.

If the 4,284,146 shares offered by Tumim under the Prospectus (including 502,791 shares of common stock we agreed to issue, no later than the trading day immediately following the effective date of the registration statement of which the Prospectus forms a part, to Tumim as consideration for its irrevocable commitment to purchase shares of our common stock under the Equity Line Purchase Agreement, and 3,781,355 shares we may sell to Tumim under the Equity Line Purchase Agreement from time to time after the date hereof) were issued and outstanding as of the date hereof (without taking into account the 19.99% Exchange Cap limitation as discussed elsewhere in the Prospectus), such shares would represent approximately 23.0% of the total number of shares of our common stock outstanding (and approximately 33.3% of the total number of outstanding shares held by non-affiliates) as of

September 30, 2023. Any of the shares subject to resale hereunder will have been issued by us and acquired by the selling stockholder prior to any resale of such shares pursuant to the Prospectus.

Our common stock is listed on the Nasdaq Stock Market under the symbol “TRNR”. On February 23, 2024, the closing price of our shares of common stock was $0.64 per share. We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, have elected to comply with certain reduced public company disclosure and reporting requirements.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 12 of the Prospectus and in any of the documents incorporated by reference in the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 26, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2024

INTERACTIVE STRENGTH INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41610	82-1432916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1005 Congress Avenue, Suite 925
Austin, Texas		78701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 310 697-8655

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	TRNR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 20, 2024, Interactive Strength Inc., a Delaware corporation (the “Company”), entered into an Exclusive Distribution Agreement (the “Distribution Agreement”) with WOODWAY USA, INC. (the “Distributor”), a Wisconsin corporation, pursuant to which the Company granted to the Distributor the exclusive right to sell and distribute the Company’s CLMBR product anywhere in the world in the commercial market. In consideration for entering into the Distribution Agreement the Company issued to the Distributor a warrant (the “Warrant”) to purchase up to an aggregate of 800,000 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”). The Distribution Agreement has a five year term and is automatically renewable for further five year terms unless the Distributor cancels at least 90 days prior to the expiration of the term. Pursuant to the Distributor Agreement, the Distributor will place an order for 2,150 units of the Company’s CLMBR product. If all units are sold this will generate up to approximately $7 million in net revenue to the Company. The Distributor will have a security interest in these units. In addition, pursuant to the Distribution Agreement, the Distributor has a right of first refusal to buy the Company’s business.

The foregoing description of the Distribution Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Distribution Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Company issued a press release on February 26, 2024 with regard to the Distribution Agreement. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Description of the Warrants

The Warrant is exercisable for 800,000 shares of Common Stock, at an exercise price of $1.25 per share. The Warrant has a ten year term and its exercise price is subject to voluntary adjustments and adjustments upon subdivision or combinations of shares of Common Stock.

The foregoing description of the Warrant does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Warrant, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the issuance of the Warrant is incorporated by reference into this Item 3.02. The Warrant was issued pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The recipient of the Warrant is an “accredited investor” as defined in Rule 501 under the Securities Act. The Warrant and the shares of Common Stock issuable pursuant to the exercise of the Warrant have not been registered under the Securities Act and thus neither the Warrant nor the underlying shares may be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements of the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Warrant to Purchase Common Stock, issued February 20, 2024
10.1*	Exclusive Distribution Agreement, by and between Interactive Strength Inc. and Woodway USA, Inc., dated February 20, 2024.
99.1	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and similar attachments have been omitted in reliance on Item 601(a)(5) of Regulation S-K. The Company will provide, on a supplemental basis, a copy of any omitted schedule or attachment to the SEC or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interactive Strength Inc.

Date:	February 26, 2024	By:	/s/ Michael J. Madigan
Michael J. Madigan Chief Financial Officer

Exhibit 4.1

NEITHER THIS WARRANT, NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT (COLLECTIVELY, THE “SECURITIES”), HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, PURSUANT TO REGISTRATION OR QUALIFICATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY PROPOSED TRANSFER IS IN COMPLIANCE WITH THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE 1933 ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

INTERACTIVE STRENGTH Inc.

Warrant To Purchase Common Stock

Warrant No.: WW-1

Number of Shares of Common Stock: 800,000

Date of Issuance: February 20, 2024 (“Issuance Date”)

Interactive Strength Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WOODWAY USA, INC., the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times on or after the Issuance Date, but not after 11:59 p.m., New York time, on the Expiration Date, (as defined below), Eight Hundred Thousand (800,000) fully paid nonassessable shares of Common Stock, subject to adjustment as provided herein (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, this “Warrant”) shall have the meanings set forth in Section 18. This Warrant is being issued pursuant to that certain Exclusive Distribution Agreement, dated as of February 20, 2024 (the “Effective Date”), by and between the Company and the Holder (the “Distribution Agreement”). Capitalized terms used herein and not otherwise defined shall have the definitions ascribed to such terms in the Distribution Agreement.

1.
EXERCISE OF WARRANT.
(a)
Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder at any time or times on or after the Issuance Date (the “Exercise Date”), in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash by wire transfer of immediately available funds or (B)

if the provisions of Section 1(d) are applicable, by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise. The Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days after the date the Warrant Shares which are the subject of the final Exercise Notice are delivered to the Holder. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof. On or before the third (3rd) Trading Day following the date on which the Company has received the Exercise Notice (the “Share Delivery Date”), so long as the Holder delivers the Aggregate Exercise Price (or notice of a Cashless Exercise) on or prior to the second (2nd) Trading Day following the date on which the Company has received the Exercise Notice (provided that if the Aggregate Exercise Price (or notice of a Cashless Exercise) has not been delivered by such date, the Share Delivery Date shall be extended one (1) Trading Day after the Aggregate Exercise Price (or notice of a Cashless Exercise) is delivered), the Company shall (X) provided that the Company’s transfer agent (“Transfer Agent”) is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (“FAST”) and the Warrant Shares are eligible to be issued without a restrictive legend, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in FAST or the Warrant Shares are not eligible to be issued without a restrictive legend, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any. Upon delivery of the Exercise Notice and the Aggregate Exercise Price (or notice of a Cashless Exercise), the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised upon surrender of the Warrant so exercised. No fractional Warrant Shares are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination.
(b)
Exercise Price. For purposes of this Warrant, “Exercise Price” means $1.25, subject to adjustment as provided herein.
(c)
Company’s Failure to Timely Deliver Securities. If the Company shall fail, for any reason or for no reason, on or prior to the Share Delivery Date, if the Transfer Agent is not participating in FAST or such shares of Common Stock may not be issued without legends under the 1933 Act, to issue and deliver to the Holder (or its designee) a certificate for the number of Warrant Shares to which the Holder is entitled and register such Warrant Shares on the Company’s share register or, if the Transfer Agent is participating in FAST and such shares of Common Stock may not be issued without legends under the 1933 Act, to credit the balance account of the Holder or the Holder’s designee with DTC for such number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise of this Warrant (as the case may be) (a “Delivery Failure”), then, in addition to all other remedies available to the Holder, (X) the Company shall pay in cash to the Holder on each day after the Share Delivery Date and during such Delivery Failure an amount in cash, as liquidated damages and not as a penalty, equal to 2.0% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (B) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the applicable Exercise Date and ending on the applicable Share Delivery Date, and (Y) the Holder, upon written notice to the Company, may void its Exercise Notice with respect to, and retain or have returned, as the case may be, any portion of this Warrant that has not been exercised pursuant to such Exercise Notice; provided that the voiding of an Exercise Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 1(c) or otherwise. In addition to the foregoing, if on or after such Share Delivery Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of all or any portion of the number of shares of Common Stock issuable upon such exercise that the Holder is entitled to receive from the Company (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate (and to issue such shares of Common Stock) or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) (and to issue such Warrant Shares) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such Warrant Shares or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Warrant Shares multiplied by (B) the Closing Sale Price of the Common Stock on the Share Delivery Date with respect to the related Exercise Notice (the “Buy-In Payment Amount”). The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the exercise of this Warrant as required pursuant to the terms hereof.

(d)
Cashless Exercise. Notwithstanding anything contained herein to the contrary (other than Section 1(f) below), if at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised, in whole or in part, and, subject to the provisions of Section 1(a), in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, by means of a “Cashless Exercise” in which the Holder shall be entitled to receive upon such exercise the “Net Number” of Warrant Shares determined according to the following formula:

Net Number = (A x B) - (A x C)

B

For purposes of the foregoing formula:

A= the total number of shares with respect to which this Warrant is then being exercised.

B = the quotient of (x) the sum of the VWAP of the Common Stock of each of the five (5) Trading Days ending at the close of business on the Principal Market immediately prior to the time of exercise as set forth in the applicable Exercise Notice, divided by (y) five (5).

C = the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

If Warrant Shares are issued in a Cashless Exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the 1933 Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. The Company agrees not to take any position contrary to this Section 2(c). Notwithstanding anything herein to the contrary, on the Expiration Date, this Warrant shall be automatically exercised via Cashless Exercise pursuant to this Section 2(c).

(e)
Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 12.

(f)
Limitations on Exercises. Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 1(f). For purposes of this Section 1(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934

Act”). For purposes of this Warrant, in determining the number of outstanding shares of Common Stock the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission (the “SEC”), as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 1(f), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(f) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant.
(g)
Insufficient Authorized Shares. If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of this Warrant at least a number of shares of Common Stock equal to the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of all of this Warrant then outstanding (the “Required Reserve Amount” and the failure to have such sufficient number of authorized and unreserved shares of Common Stock, an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. In the event that the Company is prohibited from issuing shares of Common Stock upon an exercise of this Warrant due to the failure by the Company to have sufficient shares of Common Stock available out of the authorized but unissued shares of Common Stock (such unavailable number of shares of Common Stock, the “Authorization Failure Shares”), in lieu of delivering such Authorization Failure Shares to the Holder, the Company shall pay cash in exchange for the cancellation of such portion of this Warrant exercisable into such Authorization Failure Shares at a price equal to the sum of (i) the product of (x) such number of Authorization Failure Shares and (y) the Closing Sale Price of the Common Stock on the date the Holder delivers the applicable Exercise Notice with respect to such Authorization Failure Shares to the Company; and (ii) to the extent the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Authorization Failure Shares, any Buy-In Payment Amount, brokerage commissions and other out-of-pocket expenses, if any, of the Holder incurred in connection therewith.
2.
ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:
(h)
Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant, with the prior written consent of the Holder, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.
(i)
Adjustment Upon Subdivision or Combination of Shares of Common Stock. If the Company at any time on or after the Effective Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Effective Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.
(j)
Par Value. Notwithstanding anything to the contrary in this Warrant, in no event shall the Exercise Price be reduced below the par value of the Company’s Common Stock.
3.
RIGHTS UPON DISTRIBUTION OF ASSETS. In addition to any adjustments pursuant to Section 2 above, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to the extent of any such excess) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).
4.
PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.
(k)
Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issuance or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to the extent of any such excess) and such Purchase Right to such extent shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance) to the same extent as if there had been no such limitation).
(l)
Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant and any other documents in accordance with the provisions of this Section 4(b) pursuant to written agreements in form and substance satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction, including agreements to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, which is exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction). Upon the consummation of each Fundamental Transaction, the Successor Entity shall (x) succeed to, and be substituted for (so that from and after the date of the applicable Fundamental Transaction, the provisions of this Warrant and any other documents referring to the “Company” or the “Borrower” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and any other documents with the same effect as if such Successor Entity had been named as the Company herein or therein, and (y) deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of this Warrant prior to the applicable Fundamental Transaction, such shares of publicly traded common stock (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant), as adjusted in accordance with the provisions of this Warrant. Notwithstanding the foregoing, and without limiting Section 1(f) hereof, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 4(b) to permit the Fundamental Transaction without the assumption of this Warrant.

In addition to and not in substitution for any other rights hereunder, prior to the consummation of each Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder.

(m)
Reserved.
(n)
Application. The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied as if this Warrant (and any such subsequent warrants) were fully exercisable and without regard to any limitations on the exercise of this Warrant (provided that the Holder shall continue to be entitled to the benefit of the Maximum Percentage, applied however with respect to shares of capital stock registered under the 1934 Act and thereafter receivable upon exercise of this Warrant (or any such other warrant)).

5.
NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the proper exercise of this Warrant by the Holder, and (iii) shall, so long as this Warrant is outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of this Warrant, the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of this Warrant (without regard to any limitations on exercise).
6.
WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.
7.
REISSUANCE OF WARRANTS.
(o)
Transfer of Warrant. If this Warrant is to be transferred and reissued to the transferee, the Holder shall surrender this Warrant to the Company together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred. For the avoidance of doubt, this Section 7(a) will not apply to a sale, transfer, pledge or assignment of this Warrant that does not involve a reissuance of this Warrant.
(p)
Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.
(q)
Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no warrants for fractional shares of Common Stock shall be given.
(r)
Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.
8.
NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 8.8 of the Distribution Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder. It is expressly understood and agreed that the time of exercise specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.
9.
AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder, and with respect to any amendment, the amendment is in writing and signed by the Company and the Holder.
10.
GOVERNING LAW; JURISDICTION; JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the

adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company in accordance with Section 8.8 of the Distribution Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.
11.
CONSTRUCTION; HEADINGS; BUSINESS DAYS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.
12.
DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile or electronic mail within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile or electronic mail the dispute to a nationally recognized accounting firm selected by the Holder and reasonably satisfactory to the Company. If the Company does not object in writing to the selection of the accounting firm within two (2) Business Days of notice of the Holder’s selection, the Company will have deemed to have consented to such selection. If the Company does object, the Company shall provide the Holder its rationale for such rejection and five (5) acceptable alternative firms. The Company shall cause at its expense the accepted accounting firm to perform the determinations or calculations and notify the Company and the Holder of the results no later than three (3) Business Days from the time it receives the disputed determinations or calculations. Such accounting firm’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. In the event that the accounting firm resolves the dispute in the Holder’s favor, a Delivery Failure will be deemed to have occurred and the Buy-In and other remedies available to the Holder under Section 1(c) will apply.
13.
REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Note Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.
14.
TRANSFER. This Warrant and the Warrant Shares may be offered for sale, sold, transferred, pledged or assigned without the consent of the Company, subject to compliance with applicable state and federal securities laws. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.
15.
SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).
16.
NO DISCLOSURE. The Company shall not provide material, non-public information or confidential or proprietary information to the Holder without such Holder’s written consent.
17.
RESERVED
18.
CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:
(s)
“1933 Act” means the Securities Act of 1933, as amended.
(t)
“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the 1933 Act.
(u)
“Approved Stock Plan” means any employee benefit plan which has been approved by the board of directors of the Company prior to or subsequent to the date hereof pursuant to which shares of Common Stock and standard options to purchase Common Stock may be issued to any employee, officer or director for services provided to the Company in their capacity as such.
(v)
“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution

Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.
(w)
Reserved.
(x)
Reserved.
(y)
“Bloomberg” means Bloomberg, L.P.
(z)
“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.
(aa)
“Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.
(bb)
“Common Stock” means (i) the Company’s shares of common stock, par value $0.0001 per share, and (ii) any share capital into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.
(cc)
“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.
(dd)
“Eligible Market” means The Nasdaq Capital Market, the NYSE American, The Nasdaq Global Select Market, The Nasdaq Global Market or The New York Stock Exchange.
(ee)
“Expiration Date” means the date that is the ten (10) year anniversary of the Issuance Date or, if such date falls on a day other than a Trading Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.
(ff)
“Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i)

consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Warrant calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.
(gg)
“Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.
(hh)
“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(ii)
“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common shares or common stock or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Holder, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or such entity designated by the Holder or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.
(jj)
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
(kk)
“Principal Market” means the OTC Bulletin Board or any other Eligible Market, or any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.
(ll)
“Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.
(mm)
“Successor Entity” means one or more Person or Persons (or, if so elected by the Holder, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Holder, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.
(nn)
“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).
(oo)
“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest Closing Bid Price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the VWAP cannot be calculated for a security on a particular date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 12 with the term “VWAP” being substituted for the term “Exercise

Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

INTERACTIVE STRENGTH INC.

By:___/s/ Trent Ward_____________

Name: Trent Ward

Title: CEO

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

INTERACTIVE STRENGTH INC.

The undersigned holder hereby exercises the right to purchase _________________ of the shares of Common Stock (“Warrant Shares”) of Interactive Strength Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

____________ a “Cash Exercise” with respect to _________________ Warrant Shares; and/or

____________ a “Cashless Exercise” with respect to _______________ Warrant Shares.

In the event that the Holder has elected a Cashless Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder hereby represents and warrants that this Exercise Notice was executed by the Holder at [a.m.][p.m.] on the date set forth below.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

_______ Electronic Delivery DTC Participant:

DTC Number: Account Name: Account Number:

_______ Physical Delivery Address:

Date: _______________ __, ______

Name of Registered Holder

By:

Name:

Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs American Stock Transfer & Trust Company, LLC to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _________________ from the Company and acknowledged and agreed to by American Stock Transfer & Trust Company, LLC.

INTERACTIVE STRENGTH INC.

By:________________________________

Name:

Title:

ASSIGNMENT FORM

(To assign the foregoing warrant, execute

this form and supply required information.

Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, all of or shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to whose address is

Dated: __________________, ____

Holder’s Signature:

Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever.

Exhibit 10.1

EXCLUSIVE DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT ("Agreement") is made effective this 20th day of February, 2024 (the "Effective Date") by and between WOODWAY USA, INC., a corporation duly organized under the laws of the state of Wisconsin ("WOODWAY USA" or "Distributor") and Interactive Strength Inc., a corporation duly organized under the laws of the state of Delaware (“CLMBR” or "Supplier"), and (collectively with "WOODWAY USA" the "Parties").

WHEREAS, Supplier develops, manufactures, and markets the CLMBR exercise equipment (the “Product”) for use health and wellness industry, and desires to expand its sales for the Product;

WHEREAS, Distributor is a leading Supplier of, among other things, treadmills and other exercise equipment (each, an “WW EQUIPMENT”) used in the health and wellness industry;

WHEREAS, the Parties recognize the potential for mutual financial benefit associated with the sale, installation, and use of the Product in connection with WW EQUIPMENT; and

WHEREAS, Distributor desires to obtain from Supplier, and Supplier desires to grant to Distributor, the exclusive right to sell and distribute the Product anywhere in the world in the commercial market including but not limited to the United States of America, Europe, and Asia (the “Territory”); and

WHEREAS, Supplier desires to sell to Distributor under the exclusive rights outlined herein at the specific price on the attached Exhibit A prices attached hereto.

NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter set forth, and for other good and valuable consideration including the provision of Warrants to Distributor as set forth on the attached Exhibit B, the receipt and adequacy of which is hereby acknowledged, the parties agree to be legally bound as follows:

ARTICLE 1

RECITALS

The above recitals are true and correct, and are incorporated herein and made a part hereof by this reference.

ARTICLE 2

DEFINITIONS

For purposes of this Agreement, the following words, terms and phrases, where written with an initial capital letter, shall have the meanings; assigned to them in this Article 2 unless the context otherwise requires:

2.1
Product. As used in this Agreement, "Product" shall mean all developed, manufactured, marketed and distributed products identified on Exhibit C hereto.
2.2
Territory. "Territory" shall anywhere in the world commercially.
2.3
Exclusive. For purposes of this Agreement, the term “exclusive” means that Supplier shall not enter into a relationship with any other company to sell the Product in the Territory.
ARTICLE 3

APPOINTMENT OF EXCLUSIVE DISTRIBUTORSHIP

Exhibit 10.1

3.1
Scope. Supplier hereby appoints Distributor, and Distributor hereby accepts appointment, as Supplier's exclusive distributor during the term of this Agreement with the exclusive right to, sell or otherwise distribute the Product within the Territory for the Commercial market, under and in connection with Supplier's trade name, logotypes, and trademarks, subject to the terms and conditions of this Agreement. Notwithstanding the above, nothing herein shall prevent Distributor from selling the Product in the homeowner and residential market, but Distributor understands that Supplier is currently selling the Product into homeowner and residential markets.
3.2
Reserved Sales Rights. Notwithstanding any other provision of this Agreement, Supplier reserves the right to sell or otherwise distribute the Product under the Supplier's name, logotypes and trademarks directly to homeowners.
ARTICLE 4

GENERAL OBLIGATIONS OF PARTIES

4.1
Marketing. Distributor and Supplier shall have the following obligations with respect to the marketing and distribution of the Product:
A.
To use its best efforts to further the promotion, marketing, sale and other distribution of the Product in the Territory. The marketing techniques and sales/promotional strategies developed, and implemented shall be controlled solely by Distributor; however, notwithstanding the foregoing, any and all marketing materials to be used by Distributor shall first be reviewed and approved by Supplier, who shall not unreasonably withhold its consent.
B.
Continued Marketing and Product Development. The Supplier acknowledges and agrees that it has a continuing obligation under this Agreement to invest in and support the marketing of the Product. This includes, but is not limited to, the development and production of marketing materials, advertising campaigns, and demo products. The Supplier shall not unreasonably withhold its consent to any marketing materials proposed by the Distributor. The Supplier also agrees to pursue continuous product development and enhancements to ensure the Product remains competitive in the marketplace including but not limited to the furtherance and updating of the software technology. All such development shall be at the Supplier's sole cost and expense, without any right of reimbursement from the Distributor."
4.2
Expenses. Distributor assumes full responsibility for all costs and expenses which it shall incur in carrying out its obligations under this Agreement, including but not limited to all operational expenses, leases, salaries, commissions, advertising, demonstrations, shipping charges for product, travel and accommodation expenses, without the right to reimbursement for any portion thereof from Supplier.
4.3
Technical Support. Supplier shall provide Distributor with technical sales support regarding the Product.
ARTICLE 5

PRICES, FEES, COMMISSIONS, AND PAYMENT

5.1
Distributorship Fee. As a fee to Supplier for the exclusive distribution rights granted herein, Distributor shall place a purchase order for 2,150 CLMBR units upon execution of this Agreement. Those units will be warehoused and held by Supplier and released at the times and in the amounts requested by Distributor immediately upon their demand. Supplier agrees that they currently have 2,234 finished units in their warehouse system as further detailed on Exhibit D (the “Inventory”). Supplier will agree to provide monthly reporting of the inventory and have agreed these units are specifically held for Distributor to sell and shall not be sold to anyone other than Distributor. Supplier agrees to grant Distributor a security interest in all of this inventory.

Exhibit 10.1

Supplier agrees as part of this Agreement and the attached letter agreement and Guarantee signed by the principal owner of Distributor to execute any and all documentation required to perfect the security interest of Distributor in the Inventory which shall include but not be limited to the signing of a General Business Security Agreement and a filing of a UCC Financing Statement to perfect the same.
5.2
Payment. Distributor shall pay Supplier in US Dollars for each order in full within thirty (30) days from Supplier delivering the order pursuant to the protocol agreed upon between Distributor and Supplier.
ARTICLE 6

TRADEMARKS

6.1
Use of Trademarks. Supplier hereby grants to Distributor a non-exclusive and royalty-free right and license to use Supplier's trademarks, trade names and logotypes (the "Marks") during the term of this Agreement solely in connection with the manufacturing, sale or other distribution, promotion, and advertising of the Product within the Territory, but in no event beyond the term of this Agreement. Distributor shall acquire no right, title or interest in such Marks other than the foregoing limited license, and Distributor shall not use any Marks as part of Distributor's corporate or trade name or permit any third party to do so without the prior written consent of Supplier.
6.2
Markings. Distributor shall not sell any Product under any label other than those provided by Supplier or approved in writing by Supplier.
6.3
Infringements. Distributor shall promptly notify Supplier of any use by any third party of Supplier's Marks or any use by such third party of similar marks which may constitute an infringement or passing off of Supplier's Marks. Supplier reserves the right in its sole discretion to institute any proceedings against such third-party infringers and Distributor shall refrain from doing so. Distributor agrees to cooperate fully with Supplier in any action taken by Supplier against such third party(ies), provided that all necessary expenses incurred by Distributor, such as, but not limited to: travel, lodging, legal and expertise expenses and any other expense of such action shall be borne by Supplier and all damages which may be awarded or agreed upon in settlement of such action shall accrue to Supplier.
6.4
Termination of Use. Distributor acknowledges Supplier's proprietary rights in and to the Marks and any trade names or branding regularly applied to the Product, and Distributor hereby waives in favor of Supplier all rights to any trademarks, trade names and logotypes now or hereafter originated by Supplier. Distributor shall not adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to any of Supplier's existing Marks. Upon termination of this Agreement, Distributor shall cease and desist from use of the Supplier's Marks in any manner.
ARTICLE 7

TERM AND TERMINATION; RESTRICTIVE COVENANTS

7.1
The Term. This Agreement shall take effect on the Effective Date and shall continue in force for a period of five years following the Effective Date. This Agreement shall automatically renew for additional five (5) year terms unless cancelled in writing by Distributor than ninety (90) days prior to the expiration of the initial term or any renewal term thereof (together the initial term and any renewal thereof collectively referred to herein as the "Term").
7.2
Termination upon Certain Events. Notwithstanding the above, the each of the Parties (a “Party”) shall have the right to terminate this Agreement upon the occurrence of any of the following events with respect to the other Party:

Exhibit 10.1

A.
The Party becomes insolvent or files a voluntary petition in bankruptcy or has an involuntary petition for bankruptcy filed or the Party transfers its assets to its creditors.
B.
The Party fails to comply with any term, provision or covenant contained in this Agreement, and that failure is not cured within thirty (30) days from receiving notice of the failure from the other Party.
7.3
Termination without Cause. Notwithstanding the above, Distributor may only terminate this Agreement upon ninety (90) days’ notice to the other Party. Supplier cannot terminate this without Cause
7.4
Confidentiality; Disclosure; Proprietary Information. The Parties recognize and acknowledges that all records, documents, customer and other lists, referral sources, financial information, trade secrets, methods, techniques, processes, marketing and acquisition strategies and plans, intellectual property (regardless of whether patentable or copyrightable), formulas, computer print-outs and other information or' any kind, whether or not reduced to writing (collectively, the "Confidential Information"), provided by one Party (or its affiliates, employees, principals, customers, or business associates) to the other Party during the course of this contract, and not generally known in the public domain, constitute valuable, unique and proprietary assets of the Providing Party’s business. The Parties each agree that during the term of this Agreement and following any termination thereof, they will not at any time disclose, disseminate, publish, or permit the disclosure, dissemination or publication of any Confidential Information of the other Party, to or for any other person, group, firm, corporation, association or other entity, or utilize the same for any reason or purpose whatsoever other than for the benefit and at the request of such other Party.
7.5
Continuing Software License
A.
In the event of a Sale (as defined herein) or in the event that the Supplier ceases to conduct its business in the normal course, the Supplier shall ensure that Distributor's access to and use of any software related to the Products is not interrupted. This is further defined in detail on Exhibit E. This may be achieved by, but is not limited to, the Supplier assigning and transferring to Distributor or to a third party acceptable to Distributor, all of Supplier's rights and obligations under any software license agreements related to the Products.
B.
Such third party shall assume Supplier's obligations under such software license agreements and shall grant to Distributor a non-exclusive, royalty-free, perpetual license to use such software for the purpose of selling, marketing and supporting the Products in accordance with the terms of this Agreement.
7.6
Operation after Termination. In the event this Agreement is terminated, Distributor shall fulfill all outstanding and unfilled purchase orders to its customers as of the date of notification of cancellation, and Distributor shall be authorized to liquidate any remaining final stock of the Product in an orderly and customary manner. Supplier shall cooperate with Distributor to provide any technical support for Product needed by Distributor to fulfill its outstanding orders to Distributor's customers.
7.7
Right of First Refusal
A.
In the event that the Supplier desires to sell its business, or in the event of a sale of a substantial portion of its assets, stock or a merger, consolidation, or any other disposition of a substantial portion of its business (a “Sale”), the Distributor will have a Right of First Refusal to purchase the Supplier's interest in the business under the same terms as any bona fide third-party offer that the Supplier is willing to accept.
B.
Upon receipt of a bona fide third-party offer, the Supplier shall provide the Distributor with written notice of its intention to sell ("Notice of Sale"). The Notice of Sale shall disclose in reasonable detail the terms and conditions of the third-party offer.

Exhibit 10.1

C.
Distributor shall have thirty (30) days from the receipt of the Notice of Sale to agree in writing to purchase the Supplier's interest on the terms and conditions offered by the third party. If Distributor does not agree to purchase the Supplier's interest within such period, the Supplier may sell to the third-party offeror in accordance with the terms and conditions of the offer.
ARTICLE 8

MISCELLANEOUS

8.1
Warranties; Quality Assurance and Defects. The Products shall be free from material defects in materials and workmanship when delivered by Supplier to Distributor. Supplier hereby warrants that it shall comply with the terms and conditions of the warranties for the Current Products specified on Exhibit F attached hereto for the warranty periods specified on Exhibit F
8.2
Indemnification by Supplier. Supplier shall protect, defend and hold Distributor harmless from and against any and all claims, damages, losses, costs and expenses (“Losses”) (including, without limitation, Losses resulting from personal injury or property damage, and reasonable attorneys’ fees and expenses) asserted against or suffered or incurred by Distributor, or any of distributor’s customers, as a result of or in connection with:
A.
Any claim that a Current Product purchased by Distributor was defectively designed or manufactured (“Product Liability Claim”), regardless of whether the Product Liability Claim is in the form of a breach of contract, breach of warranty, tort or strict liability, that arises during, or relates to, the Term. However, Supplier shall have no indemnification obligation to the extent a Product Liability Claim is due to and/or relates to Distributor’s or its customer’s own negligent acts, including but not limited to Distributor’s (or its agents’ or representatives’) improper or defective installation of any Current Product; and
B.
Any claim that a Current Product infringes on any intellectual property rights of any third party.
8.3
Relationship. This Agreement is intended as an exclusive distribution arrangement with Distributor acting as an independent contractor. It shall not make or constitute either Party as the employee, employer, partner, agent, franchisor, franchisee, or representative of the other for any purpose whatsoever. Neither Party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party. In fulfilling its obligations pursuant to this Agreement each party shall be acting as an independent contractor.
8.4
Indemnification. Each party (the "Indemnifying Party") shall indemnify and hold harmless the other party and its affiliates, and the directors, officers, employees and agents of each (collectively, "Indemnitees"), from and against any demands, claims and actions by third parties, and all liabilities, judgments, damages, fines, penalties, costs and expenses (including reasonable attorneys’ fees) incurred by the applicable indemnitees in connection therewith (“Liabilities”), resulting from (i) bodily injury to or death of any person; or (ii) damage to, or loss or destruction of, any real or tangible personal property, in each event to the extent such claims are caused by the negligence or intentional misconduct of the Indemnifying Party or its employees or agents in connection with the performance of this Agreement. The Indemnifying Party shall have no obligation or responsibility for any Liabilities to the extent based upon or resulting from the negligence or intentional misconduct of an Indemnitee. In addition, Supplier shall defend, indemnify and hold Distributor Indemnitees harmless from and against all Liabilities arising from a claim by a third party alleging that the Product infringes a validly existing intellectual property right of such third party or the person or entity on whose behalf the third party is acting

Exhibit 10.1

8.5
LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOSS OF PROFITS (OTHERWISE THAN IN RESPECT OF ANY OBLIGATION TO PAY THE FEES OR COMMISSIONS DUE TO SUPPLIER), SAVINGS, REVENUE, BUSINESS OR DATA, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION, DISTRIBUTOR’S LIABILITY TO SUPPLIER, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, SHALL NOT EXCEED THE FEES AND COMMISSIONS DUE AND OWING BY DISTRIBUTOR TO SUPPLIER PURSUANT TO THE ORDER OUT OF WHICH THE LIABILITY AROSE. The limitations set forth HEREin shall not apply to the parties’ respective indemnification obligations set forth in this Agreement, breach of the parties’ respective confidentiality obligations or violation of the parties’ respective Intellectual Property Rights.
8.6
Insurance Coverage. Supplier and Distributor shall each maintain an insurance policy providing insurance coverage for any and all liability claims arising out of their actions pursuant to the terms and conditions of this Agreement with commercially reasonable amounts of coverage, and each agrees to have the other listed as an additional insured on such policies.
8.7
Assignment. Neither Party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other Party.
8.8
Notices. Notices permitted or required to be given hereunder shall be deemed sufficient if in writing and hand delivered to the other Party, if given by hand delivery, confirmed facsimile transmission, certified mail (postage prepaid and return receipt requested), or overnight delivery via Federal Express or UPS, addressed to the respective addresses of the Parties as may be designated from time to time. By notice given under this section, either Party may, from time to time, designate a new address for notices or communications to such Party. Any notice or other communication given under this section shall be deemed to be given upon receipt of delivery by the addressee, or at such time as such delivery is refused by the addressee.
8.9
Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all previous agreements by and between Supplier and Distributor, as well as all proposals, oral or written, and all negotiations, conversations or discussions heretofore conducted between the Parties related to this Agreement. The Parties each acknowledge that they have not been induced to enter into this Agreement by any representations or statements, oral or written, not expressly contained herein.
8.10
Amendment. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by written amendment signed by the parties hereto.
8.11
Injunctive Relief. In the event of a breach or threatened breach by either Party to this Agreement, the other Party, in addition to any other rights available to it at law or in equity, shall be entitled to obtain (without the necessity of posting a bond) a temporary restraining order, preliminary injunction, and permanent injunction in order to prevent or restrain any such breach by the Party and any persons directly or indirectly acting for or with such Party. The Parties acknowledge and agree that in the event of any breach by either Party of this Agreement, the other Party shall suffer immediate and irreparable harm for which the remedy of monetary damages alone will be inadequate.
8.12
Publicity. No Party shall issue press releases or engage in other types of publicity of any nature dealing with the commercial and legal details of this Agreement without the other Party's prior written approval, which approval shall not be unreasonably withheld; however, approval of such disclosure shall be deemed to be given to the extent such disclosure is required to comply with governmental rules, regulations or other

Exhibit 10.1

governmental requirements. In such event, the publishing Party shall furnish a copy of such disclosure to the other Party.
8.13
Severability. In the event that any of the terms of this Agreement are in conflict with any rule of law or statutory provision or are otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force, unless the invalidity or unenforceability of any such provisions hereof does substantial violence to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.
8.14
Governing Law. The rights and obligations of the parties under this Agreement shall be governed by the laws of the State of Wisconsin without regard to the conflicts of law provisions thereof.
8.15
Counterparts. This Agreement may be executed in two or more counterparts, and each such counterpart shall be deemed an original hereof.
8.16
Waiver. No failure of either Party to take any action or assert any right hereunder shall be deemed to be a waiver for such right in the event of the continuation or repetition of the circumstances giving rise to such right.

Exhibit 10.1

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first above written.

Supplier Distributor

Interactive Strength Inc. WOODWAY USA, INC.

By: /s/ Trent Ward By: /s/ Douglas Bayerlein

Name: Trent Ward Name: Douglas Bayerlein

Position: CEO Position: President

Date:____2/20/2024_______________ Date:__2/20/2024_________________

EXHIBIT A

PRICES

GBO 657812v2

EXHIBIT B

WARRANT AGREEMENT

GBO 657812v2

EXHIBIT C

CLMBR PRODUCTS

GBO 657812v2

EXHIBIT D

CLMBR INVENTORY

GBO 657812v2

EXHIBIT E

SOFTWARE AND RELATED PRODUCTS

GBO 657812v2

EXHIBIT F

WARRANTIES FOR PRODUCTS

GBO 657812v2

Exhibit 99.1

Interactive Strength Inc. (Nasdaq: TRNR) Enters into Exclusive Worldwide Distribution Agreement with WOODWAY to Sell and Distribute CLMBR

•
The initial purchase order is expected to generate more than $7 million of net revenue and TRNR has sufficient inventory to fulfill the entire purchase order
•
The Company confirms that it expects to generate net revenue of between $15 million and $20 million in 2024

Austin, TX – February 26, 2024 - Interactive Strength Inc. (Nasdaq: TRNR) (“TRNR” or “the Company”), maker of innovative specialty fitness equipment and provider of virtual personal training services, today announced that it has entered into an exclusive worldwide distribution agreement with WOODWAY USA Inc. (“WOODWAY”), which grants the right for WOODWAY to sell and distribute the Company’s CLMBR product anywhere in the world in the commercial market.

As part of the agreement, WOODWAY is placing an initial purchase order for 2,150 units, which is expected to generate more than $7 million in net revenue for TRNR and anchors the Company’s guidance that it expects to generate net revenue of between $15 million and $20 million in 2024.

Trent Ward, Co-Founder and CEO of TRNR, said: “We could not hope for a better partner for CLMBR than WOODWAY and both companies have very high expectations for the growth potential of CLMBR, in the United States and also internationally. The initial purchase order that should generate more than $7 million of net revenue for TRNR is an extremely strong commitment from WOODWAY and clearly demonstrates their confidence in CLMBR.”

Eric Weber, WOODWAY’s Director of Sales and Marketing, stated, “We have seen great interest from both our domestic and international customers and the most exciting part is that there are multiple use cases for CLMBR in a commercial setting. On one hand, we are seeing CLMBR taking the place of stair-steppers and elliptical machines on gym floors, and on the other hand, we are seeing leading gym chains replace spin bikes with CLMBR machines in group fitness rooms. There are a number of other cases as well and they are all driven by CLMBR’s attractive price, small footprint and safe and efficient full-body workout."

The Company acquired more than 2,200 units of CLMBR inventory already in the United States as part of the acquisition of CLMBR’s assets earlier this month, and most of these will be purchased by WOODWAY, with a portion of the existing inventory allocated to consumer sales through www.clmbr.com. The current expectation is that production of new CLMBR inventory will restart in the second half of 2024.

The majority of CLMBR revenue is expected to be generated in the United States in 2024, but the international demand for CLMBR is expected to be significant and WOODWAY has an impressive global reach, having sold its own products in over 100 countries during its nearly five decades of operations. It is expected that CLMBR will be sold in more than 10 countries during 2024 and the brand will further penetrate WOODWAY’s international network in 2025. As an indication of the future potential for CLMBR, WOODWAY currently has more than 50 international distribution partners, with many of them covering multiple countries and territories.

The agreement has an initial term of five years, but there are extensions included as this relationship is expected to be long-term. In order for WOODWAY to share more in the value creation of this agreement and as a way to create additional alignment between the parties, the Company has issued 800,000 warrants to WOODWAY with an exercise price of $1.25 per share.

Exhibit 99.1

WOODWAY is exhibiting multiple CLMBR units in its booth at IHRSA from March 6-8 in Los Angeles. IHRSA is the largest fitness equipment show in the world and many customers use the show to discover innovative fitness equipment and to confirm orders. In early April, WOODWAY will also be exhibiting CLMBR at FIBO in Cologne, Germany, which is the largest equipment show in Europe.

TRNR Investor Contact

ir@interactivestrength.com

TRNR Media Contact

forme@jacktaylorpr.com

About Interactive Strength Inc.:

Interactive Strength Inc. produces innovative specialty fitness equipment and digital fitness services under two main brands: 1) CLMBR and 2) FORME. Interactive Strength Inc. is listed on NASDAQ (symbol: TRNR).

CLMBR is a vertical climbing machine that offers an efficient and effective full-body strength and cardio workout. CLMBR's design is compact and easy to move – making it perfect for commercial or in-home use. With its low impact and ergonomic movement, CLMBR is safe for most ages and levels of ability and can be found at gyms and fitness studios, hotels, and physical therapy facilities, as well as available for consumers at home. www.clmbr.com.

FORME is a digital fitness platform that combines premium smart home gyms with live virtual personal training and coaching to deliver an immersive experience and better outcomes for both consumers and trainers. FORME delivers an immersive and dynamic at-home fitness experience through two connected hardware products: 1. The FORME Studio (fitness mirror) and 2. The FORME Studio Lift (fitness mirror and cable-based digital resistance). In addition to the company’s connected fitness hardware products, FORME offers expert personal training and health coaching in different formats and price points through Video On-Demand, Custom Training, and Live 1:1 virtual personal training. www.formelife.com.

About WOODWAY USA, Inc.:

Woodway is a state-of-the-art treadmill manufacturer specializing in custom, hand-built treadmills for over 40 years. With innovation and performance at its forefront, Woodway has been an industry leader for fitness training, medical rehabilitation, and the uppermost echelons of human performance. www.woodway.com

Forward Looking Statements:

This press release includes certain statements that are “forward-looking statements” for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and reflect management’s assumptions, views, plans, objectives and projections about the future. Forward-looking statements generally are accompanied by words

Exhibit 99.1

such as “believe”, “project”, “expect”, “anticipate”, “estimate”, “intend”, “strategy”, “future”, “opportunity”, “plan”, “may”, “should”, “will”, “would”, “will be”, “will continue”, “will likely result” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations, projections about the number of units of the Company’s products that will be sold and the number of countries in which such products will be sold, and predictions about when new inventory of the Company’s products will be produced. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of the Company. Risks and uncertainties include but are not limited to: demand for our products; competition, including technological advances made by and new products released by our competitors; our ability to accurately forecast consumer demand for our products and adequately maintain our inventory; and our reliance on a limited number of suppliers and distributors for our products. A further list and descriptions of these risks, uncertainties and other factors can be found in filings with the Securities and Exchange Commission. To the extent permitted under applicable law, the Company assumes no obligation to update any forward-looking statements.